EXHIBIT 99.1

NEXSTAR MEDIA GROUP ANNOUNCES SHAREHOLDER APPROVAL TO

DECLASSIFY THE BOARD OF DIRECTORS

IRVING, TX (June 16, 2023) – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) announced that at its 2023 Annual Shareholders’ Meeting yesterday shareholders voted to:

•
amend the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to (i) declassify the Company’s Board of Directors, (ii) provide the federal district courts as the sole and exclusive forum for the resolution of any Securities Act complaint unless the Company consents in writing to the selection of an alternative forum, (iii) provide exculpation of certain Company officers from liability in specific circumstances, and (iv) eliminate certain provisions that are no longer effective or applicable,
•
elect all nominees up for election to Nexstar’s Board of Directors,
•
ratify PricewaterhouseCoopers LLP as Nexstar’s registered public accounting firm for the fiscal year ending December 31, 2023,
•
affirm the executive compensation of the Company’s named executive officers,
•
select every year as the frequency of advisory voting of executive compensation, and
•
reject a stockholder proposal to adopt a policy to require the Chair of the Board be an independent director who has not previously served as an Executive Officer of the Company.

The official voting results for each proposal voted on by shareholders will be filed with the Securities and Exchange Commission and made available at www.sec.gov.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 300,000 hours of news, sports, and entertainment programming each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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